                                                                    Exhibit 10.3


                                                     November 1, 2000


Network Healthcare Holdings Limited ("Netcare")
Sanlan Park South
9 Fredman Drive
Sandton, 2196
Republic of South Africa

Gentlemen:

     We have had correspondence and discussions relating to the granting of warrants for Biopure stock. This letter sets forth the result of our discussions.

     We will grant the warrants hereinafter described (collectively, the "Warrants") on the following schedule, but they would only become exercisable after "South African Approval," meaning a broad label marketing approval for Hemopure(R) solution, for surgery, in South Africa (i.e., the approval requested by Biopure in its July 1999 submission to the Medicines Control Council). Further, all of the Warrants will become exercisable (or, in the case of the second grant - be issued) only if South African Approval is achieved before U.S. approval AND on or before December 31, 2001.

     The first Warrant, a Warrant to purchase 150,000 shares of Biopure Class A Common Stock, will be granted as of October 31, 2000 and will have an exercise price of $19.304 per share. This Warrant will have a 3-year term and will expire October 31, 2003.

     The second Warrant, a Warrant to purchase 100,000 shares of Biopure Class A Common Stock, will be granted as of the day Hemopure receives South African Approval, as defined above. The exercise price for the second Warrant will be the average high and low prices reported by NASDAQ, averaged over the trading days in the six months ending on the day before the date of issuance or, if higher, $35.00 per share. This Warrant will have a 3-year term from the date of grant.

     Neither the Warrants nor the shares issued upon exercise of the Warrants ("Shares") will be registered under the U.S. Securities Act of 1933, so the holder will need to rely on the availability of Rule 144 to sell shares in the U.S. market. The Warrants will provide for cashless exercise. Thus, assuming that the current position of the U.S. Securities and Exchange

Network Healthcare Holdings Limited
November 1, 2000
Page 2


Commission as we now understand it does not change, we expect that Shares acquired for cash may be saleable under Rule 144 one year after the date the Warrant being exercised was issued, and Shares acquired in a cashless exercise may be salable at any time beginning one year following the date of issuance of the Warrant pursuant to which the Shares are issued.

     The grants of the Warrants are to comply with fair, lawful and ethical business practices. We hope for a favorable outcome to the past efforts by all parties with our application to the Medicines Control Council. All Warrants will be in the form attached hereto, with appropriate changes for price, date and other conforming terms. Netcare has advised us that the Warrants are to be issued to Netcare International Holdings Limited (Mauritius), Registration No. 19094/3512 ("Mauritius").

     Netcare represents, warrants and agrees as follows:

          (a) Mauritius is wholly owned beneficially and of record by Netcare.

          (b) Except for sales of Shares pursuant to Rule 144, the Warrants may not be transferred in whole or in part without the prior written approval of Biopure Corporation in its sole discretion.

          (c) Neither the Warrants nor any Shares may be transferred for consideration other than fair market value paid in cash.

          (d) Neither Netcare nor Mauritius has promised to, directly or indirectly (including by transfer of the capital stock of or other interests in any of Netcare or Mauritius), nor will either of them use, a Warrant or any portion thereof or any Shares or any proceeds from a Warrant or any Shares (from disposition, pledge or any other transaction), directly or indirectly (including derivative securities), or any other payment or benefit derived directly or indirectly from Biopure Corporation to offer, promise or pay any money, gift or any other thing of value to any person (i) for the purpose of influencing official actions or decisions affecting Biopure Corporation or any of its products, or (ii) while knowing or having reason to

Network Healthcare Holdings Limited
November 1, 2000
Page 3


know that any portion of this money, gift or thing will, directly or indirectly, be given, offered or promised to (x) an employee, officer or other person acting in an official capacity for any government or its instrumentalities or (y) any political party, party official or candidate for political office.

     Netcare will and will cause Mauritius to provide Biopure Corporation with the assurances and official documents that Biopure Corporation periodically may request to verify the compliance with paragraph (d).

     This letter is being signed by Biopure Corporation on March 9, 2001 and will become binding and effective as of the date first set forth above when agreed to and duly signed by Netcare and delivered to Biopure Corporation.

                                             Sincerely,

                                             BIOPURE CORPORATION



                                             By:________________________________
                                                Carl W. Rausch
                                                Chairman, CEO

AGREED TO:

NETWORK HEALTHCARE HOLDINGS
  LIMITED


By:_______________________________
   Title: